As filed with the Securities and Exchange Commission on ---, 2007
==============================================================================
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AFFORDABLE GREEN HOMES INTERNATIONAL, INC.
(Name of small business issuer in its charter)

NEVADA	5520	87-0785410
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Principal executive office
800 Vella Street Suite “G”
Palm Springs, CA92264
Phone: (760) 778-6927
Fax: (760) 322-5213

Agent for service
East Biz
5348 Vegas Drive
Las Vegas, NV 89108
1-702-871-8678
EastBiz.com

COPIES OF ALL COMMUNICATIONS TO:
The O’Neal Law Firm, P.C.
14835 East Shea Boulevard
Suite 103, PMB 494
Fountain Hills, Arizona 85268
(480) 812-5058 (tel)
(480) 816-9241 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.  ☒

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered (1)	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock	9,925,000 shares	$0.05 per share	$451,250	$13.85

(1)
An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion

Prospectus
Affordable Green Homes International, Inc.
A Nevada Corporation
9,925,000 Shares of
Common Stock

This prospectus relates to 9,925,000 shares of common stock of Affordable Green Homes International, Inc., a Nevada corporation, which may be resold by selling stockholders named in this prospectus. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for all of the expenses related to this offering.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6  before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is __________, 2007.

TABLE OF CONTENTS

Item No.	Item in Form SB-2 Prospectus Caption	Page No.
1	Front of Registration Statement and Outside Front Cover Page of Prospectus	1
2	Prospectus Cover Page	3
3	Prospectus Summary and Risk Factors	5
4	Use of Proceeds	9
5	Determination of Offering Price	9
6	Dilution	10
7	Selling Security Holders	10
8	Plan of Distribution	11
9	Legal Proceedings	13
10	Directors, Executive Officers, Promoters and Control Persons	13
11	Security Ownership of Certain Beneficial Owners and Management	16
12	Description of Securities	16
13	Interest of Named Experts and Counsel	17
14	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	17
15	Organization within Last Five Years	17
16	Description of Business	17
17	Plan of Operation	20
18	Description of Property	22
19	Certain Relationships and Related Transactions	22
20	Market for Common Equity and Related Stockholder Matters	23
21	Executive Compensation	24
22	Financial Statements	F-1
23	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	25
24	Indemnification of Officers and Directors	25
25	Other Expenses of Issuance and Distribution	26
26	Recent Sales of Unregistered Securities	26
27	Exhibits	27
28	Undertakings	27

ITEM 3.  PROSPECTUS SUMMARY AND RISK FACTORS

The Company

Affordable Green Homes, International, Inc. (“we”, “us” or “AGHI” ) was incorporated in Nevada on October 10, 2006. We intend to provide moderate cost housing initially in Mexico and Central America. Growth and expansion opportunities have also been identified in several sub-Saharan African nations and in the Caribbean islands. The need for small square footage homes in these countries is in great demand. We have designed several small square foot homes ranging from 504 square feet to 804 square feet. These homes are built out of high quality light weight prefabricated insulated panels. The interior and exterior surfaces of the panels are then covered with a concrete coating. The panels have been designed and tested to withstand severe hurricanes, tornados and earthquakes. When the homes are completed they have an overall strength of 2-3 times stronger than wood or concrete. The homes will be fire resistant, mold resistant and termite resistant. The homes can be constructed in a short period of time. The average 504 square foot home can be built in 7-10 days.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 9,925,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at a maximum of $0.05 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. Please see the Plan of Distribution section at page 11 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were 9,925,000 shares of our common stock issued and outstanding  at June 30, 2007.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Information

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited financial statements from October 10, 2006 (date of inception) to March 31, 2007, (including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled Item 17. “Plan of Operation” beginning on page 20 of this prospectus.

From October 10, 2006 (inception) to March 31, 2007
Current Assets	$92
Current Liabilities	$140
Shareholders’ Equity	$(48)

From October 10, 2006 (inception) to March 31, 2007
Revenue	$0
Net Loss	$(99,298)

ITEM 3.  PROSPECTUS SUMMARY AND RISK FACTORS - continued

RISK FACTORS

The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in AGHI.  Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus, before purchasing any of the shares of our common stock.

We have no operating history and have maintained losses since inception, which we expect to continue into the future.

We were incorporated on October 10, 2006. We have not realized any revenues to date. We have no operating history at all upon which an evaluation of our future success or failure can be made. Our net loss from inception to March 31, 2007 is $(99,298). Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

•	our ability to enter into construction contracts;
•	our ability to market our product;
•	our ability to generate ongoing revenues;
•	our ability to control costs and reduce development and marketing costs; and
•	our ability to compete with competing services.

Based upon our proposed plans, we expect to incur operating losses in future periods. This will happen because there are substantial costs and expenses associated with the development and marketing of our product. We may fail to generate revenues in the future. Failure to generate revenues will cause us to go out of business because we will not have the money to pay our ongoing expenses.

If we are unable to obtain the necessary revenues and financing to implement our business plan we will not have the money to pay our ongoing expenses and we may go out of business.

Our ability to successfully develop our technology and to eventually produce and sell our services to generate operating revenues depends on our ability to obtain the necessary financing to implement our business plan. Given that we have no operating history, no revenues and only losses to date, we may not be able to achieve this goal, and if this occurs we will not be able to pay our operating costs and we may go out of business.

At March 31, 2007 we had $92 in cash. Our budgeted expenditures for the next twelve months are $18,000 Therefore, we presently have a budgeted shortfall of approximately $17,908.

If we fail to generate sufficient net revenues, we will need to raise additional capital to continue our operations thereafter. We may need to issue additional equity securities in the future to raise the necessary funds. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. The resale of shares by our existing shareholders pursuant to this prospectus may result in significant downward pressure on the price of our common stock and cause negative impact on our ability to sell additional equity securities.

If our estimates related to expenditures are erroneous our business will fail and you will lose your entire investment.

Our success is dependent in part upon the accuracy of our management's estimates of expenditures. (See ITEM 17. "Plan of Operation".) If such estimates are erroneous or inaccurate we may not be able to carry out our business plan, which could, in a worst-case scenario, result in the failure of our business and you losing your entire investment.

ITEM 3.  PROSPECTUS SUMMARY AND RISK FACTORS - continued

We may not be able to compete effectively against our competitors.

We are engaged in a rapidly evolving field. Competition from other companies in the same field is intense and expected to increase. Many of our competitors have substantially greater resources, research and development staff, sales and marketing staff, and facilities than we do. There can be no assurance that our competitors will not develop nd products that are more effective than those being developed by us or that would render our products obsolete or noncompetitive.

AGHI’ Business Model may not be Sufficient to EnsureAGHI’Success in its Intended Market

AGHI’ survival is dependent upon the market acceptance of a single service.  Should this service be too narrowly focused or should the target market not be as responsive as AGHI anticipates, AGHI will not have in place alternate services or products it can offer to ensure its survival.

We need to retain key personnel to support our products and ongoing operations.

The development and marketing of our products and services will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers and other needed key employees and contractors who have critical industry experience and relationships that we rely on to implement our business plan. The loss of the services of any of our officers (specifically David Heel) would negatively impact our ability to sell our products, which could adversely affect our financial results and impair our growth.  Currently, we have no employment agreements with our key employees and do not anticipate entering into any such agreements in the foreseeable future.

Our independent auditors’ report states that there is a substantial doubt that we will be able to continue as a going concern.

Our independent auditors, Moore and Associates, Chartered Accountants and Advisors, state in their audit report, dated , May 8, 2007 and included with this prospectus, that since we are a development stage company, have no established source of revenue and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, there is a substantial doubt that we will be able to continue as a going concern.

Investors will have little voice regarding the management of AGHI due to the large ownership position held by our existing management and thus it would be difficult for new investors to make changes in our operations or management, and therefore, shareholders would be subject to decisions made by management and the majority shareholders.

Officers and directors directly own 4,050,000 shares of the total of 9,925,000 issued and outstanding shares of AGHI’s common stock and are in a position to continue to control AGHI. Such control may be risky to the investor because the entire company's operations are dependent on a very few people who could lack ability, or interest in pursuing AGHI operations. In such event, our business may fail and you may lose your entire investment. Moreover, new investors will not be able to effect a change in the company’s business or management.

Risks Associated with our Common Stock

Difficulty For AGHI Stockholders to Resell Their Stock Due to a Lack of Public Trading Market

There is presently no public trading market for our common stock, and it is unlikely that an active public trading market can be established or sustained in the foreseeable future.  We intend to have our common stock quoted on the OTC Bulletin Board as soon as practicable.  However, there can be no assurance that AGHI’ shares will be quoted on the OTC Bulletin Board.  Until there is an established trading market, holders of our common stock may find it difficult to sell their stock or to obtain accurate quotations for the price of the common stock.  If a market for our common stock does develop, our stock price may be volatile.

ITEM 3.  PROSPECTUS SUMMARY AND RISK FACTORS - continued

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-Nasdaq equity security that has a market price of less than $5.00 per share.  Our shares currently are not traded on Nasdaq nor on any other exchange nor are they quoted on the OTC/Bulletin Board or “OTC/BB”. Following the date that the registration statement, in which this prospectus is included, becomes effective we hope to find a broker-dealer to act as a market maker for our stock and file on our behalf with the NASD an application on Form 15c(2)(11) for approval for our shares to be quoted on the OTC/BB. As of the date of this prospectus, we have not attempted to find a market maker to file such application for us. If we are successful in finding such a market maker and successful in applying for quotation on the OTC/BB, it is very likely that our stock will be considered a “penny stock”. In that case, purchases and sales of our shares will be generally facilitated by NASD broker-dealers who act as market makers for our shares.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

We intend to become subject to the periodic reporting requirements of the Securities Exchange Act of 1934, which will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will negatively affect our ability to earn a profit.

Following the effective date of the registration statement in which this prospectus is included, we will be required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder. In order to comply with such requirements, our independent registered auditors will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Investors seeking dividend income or liquidity should not invest in our common stock.

ITEM 3.  PROSPECTUS SUMMARY AND RISK FACTORS - continued

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 25 million shares of common stock, of which 9,925,000 shares are issued and outstanding. Our Board of Directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privilege of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of AGHI in the future.

Forward Looking Statements

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 8 to 14, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

Securities and Exchange Commission’s Public Reference

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the “SEC”) at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

The Offering

This prospectus covers the resale by certain selling stockholders of 9,925,000 shares of common stock, which were issued pursuant to a private placement offering made by AGHI pursuant to Section 4(2) and Regulation D promulgated under the Securities Act.

ITEM 4. USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. All proceeds from the sale of the common stock will go to the respective selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

ITEM 5. DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The offering price of $0.05 per share is based on the last sales price of our common stock on July 25, 2006 and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

ITEM 6. DILUTION

Since all of the shares being registered are already issued and outstanding, no dilution will result from this offering.

ITEM 7. SELLING SECURITY HOLDERS

All of the shares of common stock issued are being offered by the selling stockholders listed in the table below. None of the selling stockholders are broker-dealers or affiliated with broker-dealers. We issued the shares of common stock in a private placement transaction exempt from registration under the Securities Act pursuant to Regulation S.

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 9,925,000 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of June 30, 2007, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders.

Name of Selling Stockholder and Position, Office or Material Relationship with AGHI	Common Shares owned by the Selling Stockholder (2)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
			# of Shares	% of Class
Nancy Jones (3)	500,000	500,000	0	5.54%
Chris Jones (4)	100,000	100,000	0	1.12%
Geoff Mehl	25,000	25,000	0	*
William Tervo	200,000	200,000	0	2.22%
Deborah Jones (5)	100,000	100,000	0	1.12%-
Stephanie Hill	1,750,000	1,750,000	0	19.39%
John Jones	1,600,000	1,600,000	0	17.73%
Randall Buchanan	100,000	100,000	0	1.12%
Juliann Basilio	100,000	100,000	0	1.12%
A-Finn Finance & Investment LLC (6)	2,000,000	2,000,000	0	22.16%
Stephen Matthew Kroesing	260,000	260,000	0	2.88%
Girvan Kroesing	100,000	100,000	0	1.12%
William & Catherine Kroesing	20,000	20,000	0	*
Mark & Laurie Kroesing	20,000	20,000	0	*
Steve Kroesing	100,000	20,000	0	*
Antonio Gonzalez	250,000	250,000	0	2.77%
John Artzer	200,000	200,000	0	2.22%
John Wachsmith	1,000,000	1,000,000	0	11.08%
Burg Family Trust UTD 4/16/06	600,000	600,000	0	6.65%
TOTAL			0

* Less than 1%

ITEM 7. SELLING SECURITY HOLDERS - continued

1)	Assumes all of the shares of common stock offered are sold. Based on 9,925,000 common shares issued and outstanding on June 30, 2007.

(2)
Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(3)	Nancy Jones is the wife of John Jones.

(4)	Chris Jones is the son of John Jones.

(5)	Deborah Jones is the ex-wife of John Jones.

(6)	A-Finn Finance & Investment LLC is controlled by Juliann Basilo.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

ITEM 8. PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock in one or more of the following methods described below. Our common stock is not currently listed on any national exchange or electronic quotation system. There is currently no market for our securities and a market may never develop. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)
block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
(c)	an exchange distribution in accordance with the rules of the exchange;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	privately negotiated transactions;
(f)	a combination of any aforementioned methods of sale; and
(g)	any other method permitted pursuant to applicable law, including compliance with SEC’s Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

ITEM 8. PLAN OF DISTRIBUTION - continued

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the SEC. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Rule 144 provides that any affiliate or other person who sells restricted securities of an issuer for his own account, or any person who sells restricted or any other securities for the account of an affiliate of the issuer of such securities, shall be deemed not to be engaged in a distribution of such securities and therefore not to be an underwriter thereof within the meaning of Section 2(a)(11) of the Securities Act if all of the conditions of Rule 144 are met. Conditions for sales under Rule 144 include:

ITEM 8. PLAN OF DISTRIBUTION - continued

(a)	adequate current public information with respect to the issuer must be available;
(b)	restricted securities must meet a one year holding period, measured from the date of acquisition of the securities from the issuer or from an affiliate of the issuer;
(c)
sales of restricted or other securities sold for the account of an affiliate, and sales of restricted securities by a non-affiliate, during any three month period, cannot exceed the greater of (a) 1% of the securities of the class outstanding as shown by the most recent statement of the issuer; or (b) the average weekly trading volume reported on all exchanges and through an automated inter-dealer quotation system for the four weeks preceding the filing of the Notice in Form 144;

(d)
the securities must be sold in ordinary "brokers' transactions" within the meaning of section 4(4) of the Securities Act or in transactions directly with a market maker, without solicitation by the selling security holders, and without the payment of any extraordinary commissions or fees;

(e)
if the amount of securities to be sold pursuant to Rule 144 during any three month period exceeds 500 shares/units or has an aggregate sale price in excess of $10,000, the selling security holder must file a notice in Form 144 with the Commission.

The current information requirement listed in (1) above, the volume limitations listed in (3) above, the requirement for sale pursuant to broker's transactions listed in (4) above, and the Form 144 notice filing requirement listed in (5) above cease to apply to any restricted securities sold for the account of a non-affiliate if at least two years has elapsed from the date the securities were acquired from the issuer or from an affiliate.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is First American Stock Transfer.
PHONE: (602) 485-1346                                           FAX: (602) 788-0423

ITEM 9. LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings, nor are we aware of any governmental authority contemplating any legal proceeding against us.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
John Jones	President, CEO and Director	61	October 10, 2006
Juliann Basilo	Secretary Treasurer, CFO and Director	53	October 10, 2006
Randall Buchanan	COO, Executive Vice President and Director	61	October 10, 2006
Stephanie Hill	Director	67	October 10, 2006

Business Experience
The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person's business experience, principal occupation during the period, and the name and principal business of the organization by which he was employed.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS - continued

Mr. John Jones President, Age 61, CEO, President and Director

Mr. Jones has been serving as AGHI  CEO, President and a member of the Board of Directors since October 10, 2006. The term of  his office is for one year and is renewable on an annual basis.

Mr. Jones graduated from Central Washington University in 1970. In 1998 Mr. Jones bought the Kaiser Gypsum mine in Blythe, CA. This mine contained one of the largest gypsum reserves in Southern California. Today the mine is a supplier of gypsum to Riverside Cement Company in Southern California. In the years 1994-1996, Mr. Jones started Superior Lube, Inc. This company manufactured an automotive engine additive. The product was wholesaled and distributed by automobile chain stores. In the years 1991-1995, Mr. Jones started a company called Tactile Signage, Inc. This company dealt with the needs for the blind and visually impaired, under the American Disabilities Act. The company sold 37 distributorships around the United States to assist in the marketing their product (signage). Between the years 1979-1985, Jones was President of a construction company called Consolidated Custom Homes. The company targeted building high dollar speculation homes in upper scale neighborhoods.

Mr. Jones has an extensive background in Real Estate Development and Construction. It was this background that attracted Mr. Jones to the building Panel System known as SCIP (Structural Concrete Building Panel's). These panels are easy to manufacture and fast to build with. Jones started a company called Affordable Green Homes International to exclusively be dedicated to construction with the SCIP Panels.

Mr. Jones is currently devoting approximately 40 hours a week of his time to AGHI, and is planning to continue to do so during the next 12 months of operation.

Mr. Jones is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

Ms. Juliann Basilo, Age 53, Secretary Treasurer, CFO and Director

Ms. Basilo has been serving as AGHI Secretary, CFO and a member of the Board of Directors since October, 2007. The term of her office is for one year and is renewable on an annual basis.

Ms. Basilio graduated from San Jose State University in 1987 with a BA degree in Marketing and Business Administration. She is currently a real estate broker with Prudential California Realty. Since 1988 Ms. Basilio has worked with Financial Institutions such as Pacific Western Bank, American Suburban Mortgage Company, Home Financing Company and Coldwell Banker Real Estate. Her background in Real Estate Finance will be extremely beneficial for Affordable Green Homes International, Inc.

Ms. Basilo is currently devoting approximately 5 hours a week of his time to AGHI, and is planning to continue to do so during the next 12 months of operation.

Ms. Basilo is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

Mr. Randall Buchanan, Age 61, COO, Executive Vice President and Director

Mr. Buchanan has been serving as AGHI COO, Executive Vice President and a member of the Board of Directors since October, 2007. The term of his office is for one year and is renewable on an annual basis.

Mr. Buchanan graduated from Penn State University in 1971. For the last eight years Mr. Buchanan has been involved with his latest company Immediate Disaster Management. He is responsible for everyday operations, bid presentations, billings, job completion and quality control. In 1884, Mr. Buchanan started a company called Phoenix & Associates, Inc. This company was set up to fulfill sales and marketing for lenders and investors for business related projects. In the early 1980’s Mr. Buchanan worked for Central Pacific Mortgage, Inc. He was a loan officer that set up commercial accounts up to 100 million dollars. Mr. Buchanan has an extensive career in running successful businesses and his input will be very valuable for Affordable Green Homes International.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS - continued

Mr. Buchanan is currently devoting approximately 10 hours a week of his time to AGHI, and is planning to continue to do so during the next 12 months of operation.

Mr. Buchanan is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

Ms. Stephanie Hill, Age 67, Director

Ms. Hill has been serving as a member of the Board of Directors since October, 2007. The term of her office is for one year and is renewable on an annual basis.

Stephanie Hill graduated from UCLA in 1963 with an AA in Fine Arts. She graduated from Cal-State Fullerton with a BA in Psychology and the University of Redlands, CA with a MA in Psychology. From 2004-2006, Ms. Hill has been working on developing a low cost housing program in the urban areas of the city of Chicago. From 1990-2002, Ms. Hill was a partner and manager of a mining smelter in Denver, Colorado. During this time she developed valuable contacts with mining personnel and real estate developers. Ms. Hill was in private practice as a licensed marriage family therapist in Orange County for over 15 years.

Ms. Hill is currently devoting approximately 5 hours a week of his time to AGHI, and is planning to continue to do so during the next 12 months of operation.

Ms. Hill is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

Committees of the Board

We do not have an audit or compensation committee at this time.

Family Relationships

There are no family relationships between any director or executive officer.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.
being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Conflict of Interest

None of our officers or directors are subject to a conflict of interest.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following is a table detailing the current shareholders of AGHI owning 5% or more of the common stock, and shares owned by AGHI directors and officers as of  May 15, 2007:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Common	Mr. John Jones President, CEO, Director 2495 E. Palermo Drive, Palm Springs, CA 92262	1,600,000	17.73%
Common	Ms. Juliann Basilo Secretary Treasurer, CFO, Director 461 Donald Drive, Hollister, CA 95023	100,000	1.10%
Common	Mr. Randall Buchanan COO, Executive Vice President and Director 545 Valle Verde Sparks, NV 89436	100,000	1.10%
Common	Ms. Stephanie Hill Director 35-502 Canteen Way Thousand Palms, CA 92276	250,000	2.77%
Common	A-Finn Finance and Investment LLC (1) 461 Donald Drive, Hollister, CA 95023	2,000,000	22.16%
Common	Directors and officers as a group of two (1)	4,050,000	44.86%

1.	Juliann Basilo is the controlling member of A-Finn Finance and Investment LLC
2.	Based on the total of 9,925,000 outstanding common shares as of the date of this Report.

ITEM 12. DESCRIPTION OF SECURITIES

Common Stock

Our Articles of Incorporation authorize the issuance of 25 million shares of common stock with $0.001 par value.  Each record holder of common stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote.  Cumulative voting for the election of directors is not permitted by the By-Laws of  AGHI.

Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of AGHI, holders are entitled to receive, ratably, the net assets of AGHI available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation.  Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights.  To the extent that additional shares of AGHI’s common stock are issued, the relative interest of then existing stockholders may be diluted.

ITEM 13. INTEREST OF NAMED EXEPERTS AND COUNSEL

AGHI has not hired or retained any experts or counsel on a contingent basis, who would receive a direct or indirect interest in AGHI, or who is, or was, a promoter, underwriter, voting trustee, director, officer or employee, of AGHI.

Moore and Associates Chartered Accountants have audited our financial statements for the period ended March 31, 2007 and presented its audit report dated May 8, 2007 regarding such audit which is included with this prospectus with Moore’s consent as experts in accounting and auditing.

The O’Neal Law Firm, P.C., whose offices are located at 14835 East Shea Boulevard, Suite 103, PMB 494, Fountain Hills, Arizona 85268, has issued an opinion on the validity of the shares offered by this prospectus, which has been filed as an Exhibit to this prospectus with the consent of the O’Neal Law Firm, P.C.

ITEM 14. DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITY LIABILITIES

The Nevada General Corporation Law requires AGHI to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Company and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to AGHI’s bylaws, AGHI is authorized to indemnify its directors to the fullest extent authorized under Nevada Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling the Company pursuant to the foregoing provisions, AGHI has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS

See “Certain Relationships and Related Transactions”, Item 19, below.

ITEM 16. DESCRIPTION OF BUSINESS

Affordable Green Homes International, Inc. was incorporated in the State of Nevada on October 10, 2006. We intend to provide moderate cost housing in Mexico and Central America. The need for small square footage homes in these countries is in great demand. We have designed several small square foot homes from 504 square feet to 804 square feet. These homes are built out of high quality light weight prefabricated insulated panels. The interior and exterior surfaces of the panels are then covered with a concrete coating. The panels have been designed and tested to withstand severe hurricanes, tornados and earthquakes. When the homes are completed they have an overall strength of 2-3 times stronger than wood or concrete. The homes will be fire resistant, mold resistant and termite resistant. The homes can be constructed in a short period of time. The average 504 square foot home can be built in 7-10 days. We are convinced that these homes have a real purpose in the economically deprived areas of Mexico and Central America.

ITEM 16. DESCRIPTION OF BUSINESS - continued

We have identified a 300 acre property in Mexico called Torreon, in the State of Coahuila, to build the first homes. The property is located about 20 miles east of the town of Torreon.  This is a fast growing area and the State has made plans to widen the access road from a 2 lane highway to a 4 lane highway. The property itself is 300 acres with power and water on the property. The property also has all the entitlements that are necessary to pass ownership and begin construction. The Company is planning to build 12 homes per acre on this property. The estimated costs to build a 504 square foot home on this property is $17,500. Comparable homes in this area are selling for $26,500 to $28,500. The estimated cost to build an 804 square foot home is $30,000. Comparable homes in this area are selling for $60,000.

We plan to construct an on site facility to build and assemble the foam panels in Phase III. This facility will reduce the square footage cost of the panels and increase the productivity rate for building these homes.

This 300 acre parcel of land in Torreon, Coahuila will allow us to build a total of 2,000 affordable homes in the area. Presently, we are adding 5 more sets of diversified house plans that will vary in style, size and cost. These homes will range from 504 square feet to 804 square feet. The homes in Torreon will be built in 3 phases.

These homes will be built out of high quality insulated foam panels that are finish coated inside and out with concrete. This construction process is extremely fast because the panels come in 4x8 feet to 5x12 feet panels. The average size of the homes to be built range from 504 square feet to 804 square feet. The 504 square foot home can be erected with walls and roof in 3 days ready for the application of concrete to the interior and exterior walls and roof. These panels have a higher insulation factor than conventional buildings, which will save the homeowner heating or cooling energy costs. The finished product ends up being a home that can withstand severe hurricanes, tornados and earthquakes. In the countries that have moist and humid climates, these homes are fire resistant, mold resistant and termite resistant. These homes are the answer to millions of people in these countries that are looking for shelter for their families.

The homes in Torreon will be built in 3 phases.

Phase I:	we plan to build 120 homes (10 homes per month)
Phase II:	we plan to build 240 homes (20 homes per month)
Phase III:	we plan to build 600 homes (50 homes per month) until the project is built out.

In Phase III, we will build an assembly plant on the construction site. This plant will be able to produce 300-350 building panels per day. This quota will provide enough panels to “rough frame” 4 homes per day. With the construction of the panel plant, the costs of the panels will be reduced dramatically and the time of construction for homes will be increased. In Phase III, we will increase construction productivity to 50 homes per month or 600 homes per year.

PHASE I

We plan to build in excess of 2,000 homes on their property in Torreon Coahuila, Mexico. Phase I we will target to build 10 homes per month or 120 homes per year. The proposed size of the homes to be built range from 504 square feet to 804 square feet.  We will build 25% - 504 square foot homes and 75% - 804 square foot homes.

Depending on the layout and the location of the building sites, it will be possible to build 12 homes per acre of land. The homes will be built out of  4 x 8 - 5 x 12 foot foam core panels with a wire mesh cage penetrating and surrounding it. When the panels are erected in place they will have concrete applied to both sides. The end product is a home that has a structural strength much greater than wood or steel stud built homes. These homes will be able to withstand severe hurricanes, tornados and earthquakes. These homes are fire resistant, flood resistant, mold resistant and termite resistant. They have a higher overall insulation factor and a higher sound transmission class (STC) rating than conventional buildings. Each home will also be equipped for future wireless communications.

ITEM 16. DESCRIPTION OF BUSINESS - continued

The total cost to construct the 504 square foot affordable home in Torreon Coahuila, Mexico is $17,500. Comparable homes in this area sell for $26,500 to $28,500. The total costs to construct the 804 square foot home in Torreon is $30,000. Comparable homes in this area sell for $60,000. In Phase I the total number of 504 square foot homes to be built is 30. The total number of 804 square foot homes to be built is 90.

PHASE II

We will increase the amount of homes built per month to 20 homes. The building construction ratio will remain the same, 25% - 504 square foot homes and 75% - 804 square foot homes.

PHASE III

In Phase III we will build an assembly plant on the construction site. This plant will be able to produce 300-350 building panels per day. This quota will provide enough panels to “rough frame” 4 homes per day. With the construction of the panel plant, the costs of the panels will be reduced dramatically and the time of construction for homes will be increased. In Phase III, we will increase construction productivity to 50 homes per month or 600 homes per year.

While the construction of homes is continuing in Mexico, we will pursue opportunities for housing contracts in Guatemala, Belize and Venezuela.

Markets/ Potential Customer Base

Some of the countries we have been in contact with to build affordable housing in addition to Mexico are:

•	Guatemala (2,000 homes)
•	Venezuela (5,000 homes)
•	Belize (500 homes)

Research and Development Activities and Costs

AGHI has not incurred any costs to date and has no plans to undertake any research and development activities during the first year of operation.

Compliance With Environmental Laws

We are not aware of any environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that address issues specific to our business.

Facilities

We are located at 72-120 Manufacturing Road, Suites B & C in Thousand Palms, CA, County of Riverside, CA.  Our present facility is in a 3,500 square foot building in the heart of the building contractors of Coachella Valley, CA. The facility contains all modern offices with computer and communication equipment. The storage area in the rear of the facility is capable of loading and unloading trucks and trailers that have come off  the busy I-10 freeway (1 block away).

Employees

We currently have 4 full time employees and no part time employees.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

ITEM 16. DESCRIPTION OF BUSINESS - continued

Reports to Security Holders

We will voluntarily make available to securities holders an annual report, including audited financials, on Form 10-KSB.  We are not currently a fully reporting company, but upon effectiveness of this registration statement, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934; such as quarterly reports on Form 10-QSB and current reports on Form 8-K.

The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

ITEM 17. PLAN OF OPERATION

Affordable Green Homes, International currently has several growth objectives, which have been broken down into three distinct phases. These phases are outlined below:

PHASE I

In the first year (Phase I), Affordable Green Homes International plans to build 120 homes on property in Torreon Coahuila, Mexico. Phase I the Company will target to build 10 homes per month or 120 homes per year. The proposed size of the homes to be built range from 504 square feet to 804 square feet. The Company will build 75% - 504 square foot homes and 25% - 804 square foot homes.

Depending on the layout and the location of the building sites, it will be possible to build 12 homes per acre of land. The homes will be built out of 4 x 8 - 5 x 12 foot foam core panels with a wire mesh cage penetrating and surrounding it. When the panels are erected in place they will have concrete applied to both sides. The end product is a home that has a structural strength much greater than wood or steel stud built homes. These homes will be able to withstand severe hurricanes, tornados and earthquakes. These homes are fire resistant, flood resistant, mold resistant and termite resistant. They have a higher overall insulation factor and a higher sound transmission class (STC) rating than conventional buildings. Each home will also be equipped for future wireless communications.

The total cost to construct the 504 square foot affordable home in Torreon Coahuila, Mexico is $17,500. Comparable homes in this area sell for $26,500 to $28,500. The total costs to construct the 804 square foot home in Torreon are $30,000. Comparable homes in this area sell for $45,000. In Phase I the total number of 504 square foot homes to be built is 90. The total number of 804 square foot homes to be built is 30.This will generate $1,350,000. profit for Affordable Green Homes International in Phase I.

PHASE II

In the second year (Phase II), the Company will increase the amount of homes built per month to 20 homes. The building construction ratio will remain the same, 75%- 504 square foot homes and 25% - 804 square foot homes. This will generate $2,700,000 dollars profit for Affordable Green Homes International in Phase II.

PHASE III

In the third year the Company will build a fully automated assembly plant on the construction site. This plant will be able to produce 300-350 building panels per day. This quota will provide enough panels to “rough frame” 4 homes per day. With the construction of the panel plant, the costs of the panels will be reduced dramatically and the time of construction for homes will be increased. In Phase III, the Company will increase construction productivity to 40 homes per month or480 homes per year. By the time Phase I, II and III have been built out, Affordable Green Homes, International will have made an estimated $8 million dollars in net profit.

ITEM 17. PLAN OF OPERATION - continued
Our goals for the next 12 months are:
•	To set up (3) portable panel assembly machines for the initial production of the building panel in Torreon, Mexico. These portable machines will cost approximately $25,000 a piece.
•	Begin to build 4-5 homes per month in the first 3 months of construction. This period will be targeted to begin in the fall of 2007.
•	The company hopes to get construction production up to 10 homes per month in the next 12 months.

During the first stages of Affordable Green Homes growth, our Officers and Directors will provide the majority of the labor required to execute our business plan at no charge. Management has no intention at this time to hire additional employees in the first year of operations.

ACTIVITIES TO DATE:
The company has an on-site construction consultant in Torreon, Mexico. Mr. Gonzales has built affordable homes in that area and several of his family members are employees in the building trade in the city of Torreon. The cities of Torreon and Gomez Palacio, Mexico plan to build over one million homes for their residents in the next five years.

RESULTS:
The response our company has received from our panel building process is positive. The costs to build are lower than concrete block or stucco, and the actual construction building time is twice as fast.

Our consultants have estimated that there is a real need for our product. Our company has just completed a video that explains the product and shows it being used to construct affordable homes and privacy walls. The company has also completed their initial website which is called www.affordablegreenhomesint.com.

EXPENDITURES

The following chart provides an overview of our budgeted expenditures using our existing cash resources, by significant area of activity for each quarter, over the next 12 months:

ITEMS	April	July	Oct	Jan	12 Month Total
	May	Aug	Nov	Feb
	June	Sept	Dec	Mar
Legal/Accounting	2,000.00	2,000.00	2,000.00	2,000.00	8,000.00

Transfer Agent	3,500.00	500.00	500.00	500.00	5,000.00

Web Site Development	1,500.00	500.00	500.00	500.00	3,000.00

Office Rent	625.00	625.00	625.00	625.00	2,500.00

Travel Expenses	1,500.00	500.00	1,500.00	500.00	4,000.00

Video Production	1,500.00	500.00	500.00	500.00	3,000.00

Advertizing	1,000.00	1,000.00	1,000.00	1,000.00	4,000.00

Office Equipment & Supplies	500.00	500.00	500.00	500.00	2,000.00

TOTALS:	$12,125.00	$6,125.00	$7,125.00	$ 6,125.00	$31,500.00

ITEM 17. PLAN OF OPERATION - continued

LIQUIDITY and CASH RESOURCES:

As previously noted, we have raised $10,500 from the sale of stock to our Officers and Directors and $63,750 through a Private Placement to 22 non-affiliated investors. We have paid $500 for our incorporation and operating expenses, $4,000 for bookkeeping and accounting, and $25,000 for expenses associated with this registration statement. Our budgeted expenditures for the next twelve months (minus future construction costs) are $31,500.  How long Affordable Green Homes will be able to satisfy its cash requirements depends on how quickly our company can generate revenue and how much revenue can be generated. Although there can be no assurance at the present, the company plans to be in a position to generate construction revenues by September 2007.  If we fail to generate sufficient revenues we will need to raise additional capital to continue operations. If we cannot secure additional financing from outside sources, our Directors have commitments to fund $40,000 in loans without interest, or through a Private Placement of common shares.

ITEM 18. DESCRIPTION OF PROPERTY

The Company is located at 72-120 Manufacturing Road, Suites B & C in Thousand Palms, CA, County of Riverside, CA. The present facility is in a 3,500 square foot building in the heart of the building contractors of Coachella Valley, CA. The facility contains all modern offices with computer and communication equipment. The storage area in the rear of the facility is capable of loading and unloading trucks and trailers that have come off  the busy I-10 freeway (1 block away).  We lease our facilities on a month-to-month basis at a rental rate of $675 per month.

We presently have office equipment and furniture for 4 offices. The warehouse has a 5000 lb. Toyota forklift, 20 foot Ford delivery truck, saws, nailers, c-clip, guns and compressors, used to install the panels when ordered domestically. We have 300 4x8 insulated panels on hand. This is enough panels to build 5 of the 504 square foot panel homes.

We plan to build an on site assembly facility in Torreon, Coahuila Mexico to supply panels for the 300 acre tract of land that it is beginning to build in excess of 2,000 homes.

As we obtain future affordable housing contracts in foreign countries, we will build on site portable plants to supply panels for the construction of these affordable home projects. Until such time, we believe our current premises are adequate for our current operations.

We do not have any investments or interests in any real estate.  Our company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 27, 2006, John Jones purchased by subscription 1,600,000 shares of common stock from AGHI for $0.00375 per share or an aggregate of $6,000.

On October 27, 2006, Randall Buchanan purchased by subscription 100,000 shares of common stock from AGHI for $0.01 per share or an aggregate of $1,000.

On October 27, 2006, Stephanie Hill purchased by subscription 250,000 shares of common stock from AGHI for $0.10 per share or an aggregate of $25,000.

On October 30, 2006, Juliann Basilo purchased by subscription 100,000 shares of common stock from AGHI for $0.01 per share or an aggregate of $1,000.

On October 30, 2006, A-Finn Finance & Investment, LLC, an entity controlled by Juliann Basilo, purchased by subscription 2,000,000 shares of common stock from AGHI for $0.01 per share or an aggregate of $20,000.

On January 6, 2007, Stephanie Hill purchased by subscription 1,500,000 shares of common stock from AGHI for $0.01 per share or an aggregate of $15,000.

ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Currently there is no public trading market for our stock, and we have not applied to have AGHI’s common stock listed.  We intend to apply to have our common stock quoted on the OTC Bulletin Board.  No trading symbol has yet been assigned.

Rules Governing Low-Price Stocks that May Affect Our Shareholders' Ability to Resell Shares of Our Common Stock

Our stock currently is not traded on any stock exchange or quoted on any stock quotation system.  Upon the registration statement in which this prospectus is included becoming effective, we will apply for quotation of our common stock on the NASD's OTCBB.

Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions.  AGHI’s common stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks".  Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser’s written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock.  In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Holders
As of the filing of this prospectus, we have shareholders of record of AGHI common stock. We are registering 9,925,000 shares of our common stock held by 19 investors under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus.

Rule 144 Shares.
In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of: 1% of the number of shares of AGHI common stock then outstanding, or the average weekly trading volume of AGHI common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about AGHI. Under Rule 144(k), a person who is not one of AGHI’ affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS - continued
Dividends

As of the filing of this prospectus, we have not paid any dividends to our shareholders. There are no restrictions which would limit the ability of AGHI to pay dividends on common equity or that are likely to do so in the future. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend: AGHI would not be able to pay its debts as they become due in the usual course of business; or its total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Difficulty To Resell AGHI Stock, As The Company Has No Expectations To Pay Cash Dividends In The Near Future

The holders of our common stock are entitled to receive dividends when, and if, declared by the board of directors.  We will not be paying cash dividends in the foreseeable future, but instead we will be retaining any and all earnings to finance the growth of our business.  To date, we have not paid cash dividends on our common stock.  This lack of an ongoing return on investment may make it difficult to sell our common stock and if the stock is sold the seller may be forced to sell the stock at a loss.

ITEM 21. EXECUTIVE COMPENSATION

Since AGHI’s date of inception to the date of this prospectus, our executive officers have not received and are not accruing any compensation.  The officers anticipate that they will not receive, accrue, earn, be paid or awarded any compensation during the first year of operations.

We have not entered into any employment agreement or consulting agreement with our directors and executive officers. There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

Directors Compensation

We have no formal plan for compensating our directors for their services in their capacity as directors. In the future we may grant options to our directors to purchase shares of common stock as determined by our Board of Directors or a compensation committee that may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of AGHI other than services ordinarily required of a director. Since inception to the date hereof, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

ITEM 22. FINANCIAL STATEMENTS

The audited financial statements of AGHI appear on pages F-1 through F-11.

AFFORDABLE GREEN HOMES INTERNATIONAL

FINANCIAL STATEMENTS

March 31, 2007

C O N T E N T S

MOORE & ASSOCIATES, CHARTERED
           ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Affordable Green Homes International

We have audited the accompanying balance sheet of Affordable Green Homes International as of March 31, 2007, and the related statements of operations, stockholders’ equity and cash flows from inception October 10, 2006, through March 31, 2007. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Affordable Green Homes International as of March 31, 2007 and the results of its operations and its cash flows from inception October 10, 2006, through March 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s lack of operations and sources of revenues raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
May 8, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7511 Fax (702) 253-7501

Affordable Green Homes International
(A Development Stage Company)

Balance Sheet

March 31,
2007
ASSETS

Current Assets
Cash	$92

Total Assets	$92

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Related Party Loans	$140

Total Liabilities	140

Stockholders' Equity

Common Stock, authorized
25,000,000 shares, par value
$0.0001, issued and outstanding on
March 31, 2007 is 9,925,000	993

Paid in Capital	98,257

Deficit Accumulated During the
Development Stage	(99,298)

Total Stockholders' Equity	(48)

Total Liabilities and Stockholders' Equity	$92

The accompanying notes are an integral part of these statements

Affordable Green Homes International
(A Development Stage Company)

Statement of Operations

		October 10,
	Period Ended	2006 (Inception)
	March 31,	to March 31,
	2007	2007

Revenue	$-	$-

Expenses
General and Administrative	26,798	26,798
Option on Property	9,500	9,500
Consulting Fees	63,000	63,000

Total Expenses	99,298	99,298

Net (Loss)	$(99,298)	$(99,298)

Basic and Diluted
(Loss) per Share	$(0.01)

Weighted Average
Number of Shares	6,671,657

The accompanying notes are an integral part of these statements

Affordable Green Homes International
(A Development Stage Company)

Statement of Stockholders' Equity

					Accumulated
					Deficit during
	Price	Common Stock		Paid in	Development	Total
	Per Share	Shares	Amount	Capital	Stage	Equity
Balance at Inception		-	$-	$-	$-	$-

Common Shares issued for
cash on November 6, 2006	$0.01	6,125,000	613	60,637		61,250

Common Shares issued for
cash on January 6, 2007	$0.01	1,500,000	150	14,850		15,000

Common Shares issued for
service on Feb 1, 2007	$0.01	2,300,000	230	22,770		23,000

Net (Loss)					(99,298)	(99,298)

Balance, March 31, 2007		9,925,000	$993	$98,257	$(99,298)	$(48)

The accompanying notes are an integral part of these statements

Affordable Green Homes International
(A Development Stage Company)

Statement of Cash Flows

		October 10,
	Year Ended	2006 (Inception)
	March 31,	to March 31,
	2007	2007

Operating Activities

Net (Loss)	$(99,298)	$(99,298)
Stock Issued for Services	23,000	23,000
Increase (Decrease) in Accounts Payable	-	-

Net Cash (Used) by Operating Activities	(76,298)	(76,298)

Financing Activities

Proceeds from Related Party Loans	140	140
Proceeds from sale of Common Stock	76,250	76,250

Cash Provided by Financing Activities	76,390	76,390

Net Increase/(Decrease) in Cash	92	92

Cash, Beginning of Period	-	-

Cash, End of Period	$92	$92

Supplemental Information:
Interest Paid	$-	$-
Income Taxes Paid	$-	$-

The accompanying notes are an integral part of these statements

Affordable Green Homes International
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS
(March 31, 2007)

NOTE 1.	GENERAL ORGANIZATION AND BUSINESS

Affordable Green Homes International (The Company) was organized in the state of Nevada on October 10, 2006.  The Company is in its development stage.

The Company is in business to build affordable family homes for the “blue collar” worker in Guatemala, Brazil, Mexico, Venezuela and other countries by using low cost structural concrete insulated panels as the basic construction methodology.  The company will purchase land for development, market and build finished homes using local labor.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

The relevant accounting policies and procedures are listed below.

Accounting Basis

The statements were prepared following generally accepted accounting principles of the United States of America consistently applied.

Management Certification

The financial statements herein are certified by the officers of the Company to present fairly, in all material respects, the financial position, results of operations and cash flows for the periods presented, in conformity with accounting principles generally accepted in the United States of America, consistently applied.

Fiscal Year

The Company operates on a March 31 fiscal year end.

Earnings per Share

The basic earnings (loss) per share is calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity.

NOTES TO AUDITED FINANCIAL STATEMENTS
(March 31, 2007)

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES - continued

Dividends

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment are carried at cost and depreciated on a straight-line bases over their useful lives.  Office Equipment is depreciated over five years.

Income Taxes

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

NOTE 3.	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of its assets and the liquidation of its liabilities in the normal course of business.  However, the Company is in its development stage, and currently lacks the capital to pursue its business plan.  This raises substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from this uncertainty.

Management’s Plan

Management plans to seek funding from its shareholders and other qualified investors to pursue its business plan.

NOTES TO AUDITED FINANCIAL STATEMENTS
(March 31, 2007)

NOTE 4.	STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 25,000,000 shares of common stock, par value $0.0001 per share.

On November 6, 2006 the company issued 6,125,000 common shares at $0.01 per share for $61,250 cash in a private placement.

On January 6, 2007 the company issued 1,500,000 common shares at $0.01 per share for $15,000 cash in a private placement.

On February 1, 2007 the Company issued 2,300,000 common shares at $0.01 for a verity of consulting services valued at $23,000.

At March 31, 2007 the Company has 9,925,000 common shares issued and outstanding.

Warrants and Options

With each of the 6,125,000 common shares issued on November 6, 2006 the Company granted an “A” warrant exercisable in twenty-four months at a $0.01 per share price.  Following is a summary of outstanding warrants:

Warrants Outstanding at January 31, 2007	6,125,000
Less: Warrants Exercised	0
Less: Warrants Expired	0

Total Warrants outstanding at March 31, 2007	6,125,000

Because no public market exists for its stock and because these warrants are not in-the-money the company has recorded no discount for these warrants.

NOTE 5.	LEASES

The Company currently subleases a 1,500 square foot warehouse and office space on a month to month basis for $1,250 per month.  Annualized rental is its office space on a month to month basis is $15,000.

NOTE 6.	OPTION ON PROPERTY IN MEXICO

The Company has expensed $9,500 for an option on up to 280 acres in Mexico which expires on 13 April 2007.  Should the option be exercised the $9,500 would apply to the property purchase at approximately $800 per acre.

NOTES TO AUDITED FINANCIAL STATEMENTS
(March 31, 2007)

NOTE 7.	PROVISION FOR INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards NO. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.  The total deferred tax asset is $21,846 as of January 31, 2007 which is calculated by multiplying a 22% estimated tax rate by the cumulative NOL of $99,298 the total valuation allowance is a comparable $21,846.

The provision for income taxes for the fiscal year ended March 31, 2007:
Year Ended January 31,	2007
Deferred Tax Asset	$21,846
Valuation Allowance	(21,846)
Current Taxes Payable	0.00
Income Tax Expense	$0.00

Below is a chart showing the estimated federal net operating losses and the years in which they will expire.

Year	Amount	Expiration
2006	$99,298	2026

NOTE 8.	THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent Statement of Financial Accounting Standards (SFAS) SFAS 155-157 and their effect on the Company.

Statement No. 155 – Accounting for Certain Hybrid Financial Instruments

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting for Derivatives Instruments and Hedging Activities and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.  SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows.  SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument.

NOTES TO AUDITED FINANCIAL STATEMENTS
(March 31, 2007)

NOTE 8.	THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS - continued

Statement No. 156 – Accounting for Servicing of Financial Assets

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, which provides an approach to simplify efforts to obtain hedge-like (offset) accounting.  This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity's exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity's fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied.

Statement No. 157– Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, to clarify how to measure fair value and to expand disclosures about fair value measurements.  The expanded disclosures include the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value on earnings and is applicable whenever other standards require (or permit) assets and liabilities to be measured at fair value.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

The adoption of these new Statements is not expected to have a material effect on the Company’s current financial position, results or operations, or cash flows.

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

 There have been no changes in and/or disagreements with Moore & Associates, CPA. on accounting and financial disclosure matters.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until 90 days from the effective date of this Registration Statement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and the bylaws.

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law. Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

-	reasonably believed that their conduct was in or not opposed to our company’s best interests; or
-	with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company’s favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such persons have conducted themselves in good faith and that such person reasonably believed that their conduct was in or not opposed to our company’s best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to our company.

The determination to indemnify any such person must be made:
-	by our stockholders;
-	by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
-	by independent legal counsel in a written opinion; or
-	by court order.

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS - continued

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We have, or will expend fees in relation to this registration statement as detailed below:

Expenditure Item	Amount
Attorney Fees	$25,000.00
Audit Fees	2,000.00
Transfer Agent Fees	1,500.00
SEC Registration	6.00
Other and Miscellaneous (1)	1,500.00
Edgarizing and Filing Fees (1)	700.00
Total	$30,706.00

(1) Estimates

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We have sold securities within the past three years without registering the securities under the Securities Act of 1933 as follows:

SHAREHOLDER	CERT #	SHARES	AMT. PD.	DATE

Nancy Jones	1	250,000	$2,500.	10/27/06
Chris Jones	2	100,000	$1,000.	10/27/06
Geoff Mehl	3	25,000	$250.	10/27/06
William Tervo	4	150,000	$1,500.	10/27/06
Deborah Jones	5	100,000	$1,000.	10/27/06
Stephanie Hill	6	250,000	$2,500.	10/27/06
William Tervo	7	50,000	$500.	10/27/06
John Jones	8	1,600,000	$6,000.	10/27/06
Randall Buchanan	9	100,000	$1,000.	10/27/06
Juliann Basilio	10	100,000	$1,000.	10/30/06
A-Finn Finance & Investment LLC	11	2,000,000	$20,000.	10/30/06
Stephen Matthew K.	12	260,000	$2,600.	10/30/06
Girvan Kroesing	13	100,000	$1,000.	10/30/06
William & Catherine Kroesing	14	20,000	$200.	10/30/06
Mark & Laurie Kroesing	15	20,000	$200.	10/30/06
Steve Kroesing	16	100,000	$10,000.	10/30/06
Stephanie Hill	17	1,500,000	$15,000.	1/6/2007
Antonio Gonzalez	18	250,000	Services	2/1/2007
John Artzer	19	200,000	Services	2/1/2007
John Wachsmith	20	1,000,000	Services	2/1/2007
Nancy Jones	21	250,000	Services	2/1/2007
Burg Family Trust UTD 4/16/06	22	600,000	Services	2/1/2007

We relied upon Section 4(2) and Regulation D of the Securities Act of 1933, as amended (the "Act"). Our officers and directors determined the sophistication of our investors, as the investors were either business associates of, or personally known to, our officer and director. Each investor completed a subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

ITEM 27. EXHIBITS

Number	Description
3.1	Certificate of Incorporation.
3.2	Certificate of Amendment
3.3	Bylaws.
5.1	Consent and Opinion re: Legality.
23.1	Consent of Accountant

ITEM 28. UNDERTAKINGS

AGHI hereby undertakes the following:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, AGHI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, AGHI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and AGHI will be governed by the final adjudication of such issue.

For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b) (1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Springs, on July 10, 2007.

AFFORDABLE GREEN HOMES INTERNATIONAL, INC.
/s/ John Jones
John Jones
President, Principal Executive Officer

/s/ Juliann Basilo
Juliann Basilo
Secretary/Treasurer, Principal Financial Officer and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ John Jones	July 10, 2007	Palm Springs, CA
John Jones
Director

/s/ Juliann Basilo	July 10, 2007	Hollister, CA
Juliann Basilo
Director

/s/ Randall Buchanan	July 10, 2007	Sparks, NV
Randall Buchanan
Director

/s/ Stephanie Hill	July 10, 2007	Thousand Palms, CA
Stephanie Hill
Director